MUTUAL FUND DEALER AGREEMENT

This Mutual Fund Dealer Agreement (“Agreement”) is entered into by and between Morgan Stanley Smith Barney LLC (“MSSB”), E*TRADE Securities LLC (“E*TRADE”), Northern Lights Distributors, LLC (“Company”), and Tributary Funds, Inc. (the “Trust”) for and on behalf of the Tributary family of funds (all such companies as may be so registered from time to time during the term of this Agreement, each a “Fund” and collectively, “Funds”), each an investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). “). The term “Morgan Stanley” shall refer to MSSB or E*TRADE depending on which entity is providing the services in question.

WHEREAS, Company is the principal distributor of shares (“Shares”) of the Funds; and

WHEREAS, Company desires that Morgan Stanley act as a dealer with respect to transactions of Fund Shares with Morgan Stanley clients (“Clients”).

NOW, THEREFORE, in consideration of the mutual covenants stated below, the parties agree as follows:

1.	Effectiveness. This Agreement shall be effective with respect to MSSB upon the execution of this Agreement, and with respect to E*TRADE when MSSB or E*TRADE begins serving as the clearing broker-dealer for transactions in Shares entered through E*TRADE.

2.	Transactions in the Funds.

A.	Sales of Shares through Morgan Stanley will be at the public offering price of such Shares (the net asset value of the Shares plus any applicable sales charge), as determined in accordance with the then effective prospectus and statement of additional information (including any supplements thereto) used in connection with the offer and sale of the Shares (collectively, the “Prospectus”). The public offering price will reflect any scheduled variations in or the elimination of sales charges as described in the Prospectus. Morgan Stanley agrees to apply any scheduled variation in or waivers of sales charges uniformly to all Clients meeting the qualifications as specified in the Prospectus. The Trust agrees to waive any applicable minimum investment requirements for Funds offered in connection with this Agreement.

B.	Nothing in this Agreement shall impose upon Morgan Stanley any obligation to offer any particular Fund or Funds. Morgan Stanley reserves the right to determine, in its sole discretion, whether any particular Fund will be made available initially as well as whether such Fund will continue to be made available. Morgan Stanley will use such efforts to sell Shares of the Funds as it in its sole discretion determines, and will not be required to sell any specified or minimum number of Shares of any Fund.

C.	The handling and settlement of purchase, exchange and redemption orders will be subject to the provisions of the Prospectus, such further procedures the parties determine to be appropriate from time-to-time, and this Agreement. Orders which Morgan Stanley receives prior to the close of business as defined in the Prospectus and placed with Company within the time frame set forth in or consistent with the Prospectus shall be executed at the public offering price next computed after they are received by Morgan Stanley. Company will provide such assistance to Morgan Stanley in processing orders as Morgan Stanley reasonably requests. With each order, Morgan Stanley will notify Company of the state of residence of the Client to whom the order pertains. Morgan Stanley will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders it transmits to Company by wire or telephone. All orders shall be subject to Company’s confirmation.

D.	Company reserves the right to suspend sales of Shares of any Fund or withdraw any offering of Shares entirely. Company agrees to promptly notify Morgan Stanley in advance of any decision to do so.

E.	Upon MSSB’s request, the Trust agrees to work with the Funds to undertake all regulatory filings required to implement changes to the Prospectus disclosure substantially similar to Schedule A attached hereto, and to maintain such Prospectus disclosure on an ongoing basis. The Trust agrees not to include any references to E*TRADE when implementing any such changes related to Schedule A unless the current version of Schedule A explicitly refers to E*TRADE. The Trust agrees to notify MSSB in advance if the Funds anticipate making any material changes to the Prospectus disclosure in Schedule A after it is included in any Prospectus.

F.	The Trust agrees that Clients purchasing Class A or equivalent share classes through E*TRADE and/or MSSB self-directed brokerage platforms are entitled to a waiver of any front-end sales charge. The Trust agrees to undertake any regulatory filings required to ensure that any such front-end sales charges are and/or will be waived for such Clients. The Trust further agrees to provide Morgan Stanley with 30 days’ written notice before any such waiver is discontinued.

3.	Shareholder Servicing. On an ongoing basis, Morgan Stanley will provide shareholder servicing to Clients who maintain investments in Shares in their Morgan Stanley accounts. In so doing, Morgan Stanley and its employees and representatives may provide the following services, among others: answer Client inquiries regarding the Funds and Client investments therein; assist Clients in changing dividend options; answer questions about special investment and withdrawal plans, and assist Clients in enrolling in such plans; distribute reports and materials relating to the Funds to Clients; assist in the establishment and maintenance of accurate Client accounts and records, including assisting in processing changes in addresses and other Client information; and assist in processing purchase, exchange and redemption orders.

4.	Records and Reporting. Each party and Fund will maintain and preserve all records as required by applicable law in connection with this Agreement, and agrees to provide to each other such records as are necessary to perform its respective obligations under this Agreement upon a reasonable request to do so.

5.	Compensation and Expenses.

A.	With respect to Shares which are sold with an initial sales charge, Morgan Stanley will retain such concessions from the public offering price as are specified in the Prospectus. Clients will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation described in the Prospectus. In such case, the concession from the public offering price retained by Morgan Stanley will be based upon such reduced sales charge; however, if a Client fails to fulfill a letter of intent, thereafter the Trust will cause the Fund to pay Morgan Stanley the amount required to reflect the appropriate concession based on the actual purchases made by the Client. When placing wire trades, Morgan Stanley agrees to advise the Trust or its designee of any letter of intent executed by its respective Client or any available right of accumulation. With respect to Shares which are not sold with an initial sales charge, the Trust will cause the Fund to pay commissions at such rates as the parties may determine from time to time, consistent with this Agreement. Consistent with the Prospectus and applicable law and regulation, from time to time, the parties may determine that Morgan Stanley will retain the full amount of initial sales charges and/or that the Trust will cause the Fund to pay Morgan Stanley additional compensation in connection with sales of Shares.

B.	If Morgan Stanley provides shareholder services pursuant to Section 3 of this Agreement, the Trust will cause the Fund to pay Morgan Stanley ongoing service fees at such rates as the parties may determine from time to time. Such payments shall be consistent with applicable law and regulation and this Agreement. The Trust’s obligation to have payments made to Morgan Stanley under this subsection shall survive the termination of this Agreement, and shall continue so long as Morgan Stanley provides shareholder services to Clients holding Shares.

C.	With regard to those Funds that pay ongoing trail compensation and/or distribution fees pursuant to a plan adopted under Rule 12b-1 under the 1940 Act or otherwise, the Trust will cause such Funds to pay Morgan Stanley such fees with respect to holdings of Clients of Fund Shares at the rates described in each Fund’s prospectus. Payments under this Section may be in addition to the payment of service fees as described in subsection 5B of this Agreement and are payable monthly. Such payments are subject to applicable law and regulation and this Agreement. The Trust’s obligation to have payments made to Morgan Stanley under this subsection shall survive the termination of this Agreement, and shall continue so long as Clients maintain their investments in Shares.

D.	With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. In addition to payments described elsewhere in this Agreement, and consistent with the Prospectus and applicable law and regulation, from time to time the Trust and Morgan Stanley may determine that the Trust will cause the Fund to pay or reimburse Morgan Stanley for expenses it incurs in connection with selling Shares.

E.	The parties agree that (i) E*TRADE may allocate all or a portion of the compensation payable to E*TRADE under the Agreement(s) to MSSB, and (ii) MSSB may allocate all or a portion of the compensation payable to MSSB under the Agreement(s) to E*TRADE.

F.	The parties understand, acknowledge and agree that payments contemplated under this Agreement are separate from, and in addition to payments/fees agreed to by the parties or an affiliate of the parties, under separate agreements.

6.	Representations, Warranties and Covenants.

A.	Each party to this Agreement represents warrants and/or covenants that;

(i)	this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of each party, enforceable in accordance with its terms;

(ii)	it has obtained such registrations and qualifications as are necessary to permit it to perform its obligations hereunder;

(iii)	the arrangements provided for in this Agreement will be disclosed to Clients to the extent required by law; and

(iv)	no party to this Agreement will, as principal, purchase any Shares from a Client at a price lower than the net asset value next determined by or for the Fund that issued such Shares. Nothing in this subsection shall prevent Morgan Stanley from selling Shares for a Client to Company or to the Fund which issued such Shares at the net asset value then quoted by or for such Fund (less any applicable contingent deferred sales charge or other charges) and charging a fair commission or service fee for handling the transaction.

B.	Morgan Stanley represents warrants and/or covenants that;

(i)	Morgan Stanley shall not withhold placing Clients’ orders for Shares so as to profit themselves as a result of such withholding. Morgan Stanley shall not purchase any Shares from Company other than for their own investment or to cover purchase orders already received by it from its Clients;

(ii)	Morgan Stanley and its agents and employees are not authorized to make any representations concerning the Funds or their Shares except those contained in or consistent with the Prospectus and such other written materials Company provides relating to the Funds or other statements or representations, written or oral, which Company furnishes or makes to Morgan Stanley about the Funds;

(iii)	it is a member of the Financial Industry Regulatory Authority (“FINRA”) and agrees to notify the other should it cease to be such a member; and

(iv)	with respect to its activities contemplated by this Agreement it will abide by all the applicable rules and regulations of FINRA and all applicable federal and state securities laws.

C.	Company represents warrants and/or covenants that;

(i)	it is a member of FINRA and agrees to notify the other should it cease to be such a member; and

(ii)	with respect to its activities contemplated by this Agreement it will abide by all the applicable rules and regulations of FINRA and all applicable federal and state securities laws.

D.	The Trust represents warrants and/or covenants that;

(i)	Fund Shares are registered and authorized for sale in accordance with any and all applicable federal and state securities laws;

(ii)	the Prospectus for each Fund complies in all material respects with any and all applicable federal and state securities laws; and

(iii)	It shall use its best efforts to cause Shares of the Funds to continue to be registered and/or authorized for sale in accordance with all applicable federal and state securities laws and shall notify Morgan Stanley promptly in the event any Fund’s Shares cease to be so registered or authorized for sale. In the event that there is a sale of Fund Shares in a jurisdiction where the Fund Shares are not registered and/or authorized for sale, the Trust or its designee shall promptly alert Morgan Stanley and request that the transaction be reversed.

7.	No-Solicitation.

A.	Trust (on behalf of itself and the Funds) and Company agree, at all times during the term of this Agreement and thereafter, that neither it nor any Fund will knowingly solicit, directly or indirectly, any Client to invest in the Funds or in any other investment company for which it acts as a sponsor, adviser, administrator, distributor, or other service provider (a “Company Fund”); provided, that this prohibition shall not apply to the solicitation of any Client that was an investor in a Fund or in any Company Fund prior to the effective date of this Agreement or to any solicitation that Company or Fund engages in at the request of Morgan Stanley.

B.	The provisions of this Section shall survive the termination of this Agreement.

8.	Use of Names.

A.	Company hereby authorizes Morgan Stanley to use the names and other identifying marks of Company and each Fund in connection with the marketing and sale of Fund Shares or the provision of services under this Agreement by Morgan Stanley. Company or any Fund may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Company’s or the Fund’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Company or such Fund; (ii) if Company or the Fund reasonably determines that materials using such names and identifying marks are inaccurate or misleading; or (iii) if Morgan Stanley is no longer providing services to Clients as described in this Agreement. Morgan Stanley agrees that, at the request of Company or a Fund, Morgan Stanley shall discuss with Company and/or the Fund, and consider in good faith, any standards or specifications relating to Morgan Stanley’s use (or proposed use) hereunder of the names and other identifying marks of Company and/or the Fund.

B.	Except as otherwise expressly provided for in this Agreement, neither Company nor any Fund shall use any trademark, trade name, service mark or logo of Morgan Stanley, or any variation of any such trademark, trade name, service mark or logo, without Morgan Stanley’s prior written consent.

C.	Upon reasonable request, Morgan Stanley shall provide Company with copies of all sales literature and other marketing materials which refer to Company or any Fund.

9.	Prospectus Delivery. Morgan Stanley will provide Prospectuses in accordance with applicable law. Morgan Stanley will provide any Client who so requests with the pertinent statement(s) of additional information. Company is required to mail Prospectuses, at Company’s own expense, to each Client minimally once per calendar year.

10.	Provision of Materials and Fund Information.

A.	At Company’s expense, Company will furnish Morgan Stanley with current Prospectuses, periodic reports to shareholders and marketing and other materials relating to the Funds in such quantities and formats as Morgan Stanley reasonably requests.

B.	Company will notify Morgan Stanley of any departure by a Fund portfolio manager within 24 hours of Company’s receipt of notice of an intended departure.

C.	Morgan Stanley shall have reasonable access to the portfolio manager(s) of each Fund for purposes of discussing Fund performance and other significant issues.

D.	Company will promptly notify Morgan Stanley (and in no event later than such information is made public) of all material changes regarding (but not limited to):

(i) Mergers, name changes and liquidations

(ii) Investment objective/strategy changes

(iii) Proxy statements

(iv) Changes to a Fund’s prospectus or statement of additional information

(v) Pricing changes

E.	Company agrees to provide notice of such changes in accordance with the Notices Section of this Agreement.

11.	Confidentiality.

A.	Company, the Trust, and the Fund each agrees, at all times during the term of this Agreement and thereafter, that they shall maintain the confidentiality of, and not disclose to any person, or otherwise make use of (directly or indirectly), the names and addresses of, or other information relating to the Clients (“Client Information”) or any other records and information they are given access to by Morgan Stanley, except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, or as may be required by applicable law or judicial process. Notwithstanding the foregoing, the Company, the Trust, and the Funds shall not be prohibited from utilizing for any purpose Client Information if they can clearly establish that such information was (i) known to them prior to this Agreement; (ii) rightfully acquired by them from third parties whom they reasonably believed were not under an obligation of confidentiality to any other party to this Agreement; or (iii) independently developed by them without breaching any provision of this Agreement.

B.	Each party represents and warrants that with respect to Client information in its possession, custody or control, it is in compliance with all applicable privacy laws, rules and regulations, including but not limited to, the Gramm-Leach Bliley Act of 1999 and regulations promulgated thereunder.

C.	Each party acknowledges and agrees that any and all technical or business information, including without limitation financial information, business or marketing strategies or plans or product development, but excluding Client Information which is covered by subsection A of this Section, which is disclosed to another party or is otherwise obtained by such party or its affiliates or agents during the term of this Agreement (the “Proprietary Information”) constitutes the valuable property of the disclosing party. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, provided the party to whom such information is disclosed is subject to hold the information confidential on terms substantially similar to those set forth herein; (ii) with the written consent of the other party; or (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to any other party to this Agreement; (iii) placed in public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference to or reliance upon Proprietary Information.

D.	The provisions of this Section shall survive the termination of this Agreement.

12.	Liability and Indemnification.

A.	Company agrees to be liable for, indemnify and hold harmless Morgan Stanley, Morgan Stanley’s officers, directors and employees from any losses and costs they may incur (including, without limitation, reasonable attorneys’ fees and expenses) arising from (i) any of Company’s actions, and the actions of Company’s employees, agents and affiliates, relating to transactions in Shares, including but not limited to any statements or representations contained in any sales or other material relating to the Funds it or its agents or affiliates provide to Morgan Stanley or any other statements or representations, written or oral, concerning the Funds that Company, its employees, agents and its affiliates make to Morgan Stanley; (ii) any material misstatement in or omission of a material fact from a Fund’s Prospectus; (iii) any failure of any Fund or its Shares to be properly registered and available for sale under any applicable federal and state law and regulation; (iv) any of its actions, or the actions of its affiliates or agents, relating to the processing of orders and the servicing of shareholder accounts; and (v) its material breach of this Agreement or its violation of law, except to the extent such losses are caused by the gross negligence, bad faith or willful misconduct or reckless disregard of obligation or duties of Morgan Stanley under this Agreement. Notwithstanding anything to the contrary in this Agreement, Company shall not be liable for any special, indirect, punitive or consequential damages.

B.	The Trust agrees to be liable for, indemnify and hold harmless Morgan Stanley, Morgan Stanley’s officers, directors and employees from any losses and costs they may incur (including, without limitation, reasonable attorneys’ fees and expenses) arising from (i) any material misstatement in or omission of a material fact from a Fund’s Prospectus; (ii) any failure of any Fund or its Shares to be properly registered and available for sale under any applicable federal and state law and regulation; (iii) any of its actions, or the actions of its affiliates or agents, relating to the processing of orders and the servicing of shareholder accounts; and (iv) its material breach of this Agreement or its violation of law, except to the extent such losses are caused by the gross negligence, bad faith or willful misconduct or reckless disregard of obligation or duties of Morgan Stanley under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Trust shall not be liable for any special, indirect, punitive or consequential damages.

C.	Morgan Stanley agrees to be liable for, indemnify and hold harmless Company, Company’s officers, directors and employees from any losses and costs they may incur (including, without limitation, reasonable attorneys’ fees and expenses) arising from: (i) any statements or representations that Morgan Stanley or its employees and agents make concerning the Funds that are inconsistent with either the pertinent Funds’ then-current Prospectus or any other material Company has provided or any other statements or representations, written or oral, Company has made to Morgan Stanley relating to the Funds; (ii) any of Morgan Stanley’s actions relating to the processing of orders and the servicing of shareholder accounts; and (iii) Morgan Stanley’s material breach of this Agreement or its violation of law, except to the extent such losses are caused by the gross negligence, bad faith or willful misconduct or reckless disregard of obligation or duties of Company under this Agreement. Notwithstanding anything to the contrary in this Agreement, Morgan Stanley shall not be liable for any special, indirect, punitive or consequential damages.

D.	The provisions of this Section shall survive the termination of this Agreement.

13.	Anti-Money Laundering. Morgan Stanley has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. Morgan Stanley has Client Identification Programs (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. Morgan Stanley also has policies, procedures, and internal controls in place that are reasonably designed to comply with the regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

14.	Market Timing. Morgan Stanley represents and warrants that it has instituted policies and procedures that are reasonably designed to detect and deter frequent or excessive trading by Clients in Shares, including but not limited to, imposing trading restrictions and/or liquidating Client accounts. Morgan Stanley agrees that they will not enter into any arrangement to facilitate excessive trading in the Shares in contravention of a Fund’s policies on market timing.

15.	Arbitration.

A.	If a dispute arises between the parties with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry and the arbitration proceedings shall be held in New York City.

B.	The provisions of this Section shall survive the termination of this Agreement.

16.	Governing Law. This Agreement shall be governed by the laws of New York State without application of the conflicts of law principles thereof.

17.	Delegation by Morgan Stanley. Morgan Stanley may delegate some or all of its duties under this Agreement to such other parties which in Morgan Stanley’s sole discretion it deems to be competent to assume such duties; provided that Morgan Stanley shall be responsible and liable for the acts and conduct of any such delegate to the same extent as if the acts and conduct had been performed by Morgan Stanley.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

19.	Schedules. All Schedules, as may be added and/or amended from time to time, are incorporated herein by reference and made a part of this Agreement.

20.	Entire Agreement. This Agreement, including any Schedules, constitutes the entire agreement between the parties hereto with respect to the specific matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

21.	Amendment. This Agreement may be amended only upon the written agreement of the parties hereto.

22.	Assignment. Neither Company nor the Trust may assign this Agreement without the prior written consent of Morgan Stanley which consent shall not be unreasonably withheld. Morgan Stanley may (1) assign this Agreement to any affiliated entity upon 30 days’ written notice to the Company and/or (2) remove E*TRADE from this Agreement at MSSB’s sole direction upon 30 days’ written notice to Company.

22.	Term and Termination of Agreement. This Agreement shall become effective in accordance with Section 1 and shall continue in effect until terminated as provided herein. This Agreement may be terminated by any party hereto at any time upon at least 30 days’ written notice.

23.	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired thereby, and they shall be construed, to the extent practical to give effect the overall intent of this Agreement.

24.	Non-Exclusivity. Each party to this Agreement acknowledges that any other party may enter into similar agreements with third parties.

25.	Notices. All notices and other communications required hereunder shall be given or made in writing and shall be delivered personally, or sent by express delivery or registered or certified mail, postage prepaid, return receipt requested, along with a copy transmitted by e-mail, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties. Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

If to Company:	Northern Lights Distributors, LLC 4221 North 203rd Street, Suite 100 Elkhorn, NE 68022 Attention: Legal Department With a copy to: legal@ultimusfundsolutions.com

If to the Trust:	Tributary Funds, Inc. 1620 Dodge Street Stop 1075 Omaha, NE 68197 Attention: Legal Department With a copy to: legal@ultimusfundsolutions.com
If to MSSB:

Morgan Stanley Smith Barney LLC
2000 Westchester Avenue
Purchase, NY 10057

Attention: Margaret Flynn-Martin

Managing Director

Relationship Management Group

With a copy to:

rmgcontracts@morganstanley.com

and

Morgan Stanley Smith Barney LLC
2000 Westchester Avenue

Purchase, NY 10057 Attention: Legal Department

If to E*TRADE:	E*TRADE Financial Holdings, LLC 671 N. Glebe Road 12th Floor Arlington, VA 22203 Attention: Brokerage Advisory Legal With a copy to: dealeragreements@etrade.com
All notices required under Section 10 of this Agreement	mf product support@morganstanley.com and mfnotify@morganstanley.com

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by their duly authorized officer.

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ Margaret Flynn-Martin

Print Name:	Margaret Flynn-Martin

Title:	Managing Director

Date:	1/24/2022

E*TRADE SECURITIES LLC

By:	/s/ Andrew Cohen

Print Name:	Andrew Cohen

Title:	Executive Director

Date:	1/24/2022

NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Kevin M. Guerette

Print Name:	Kevin M. Guerette

Title:	President

Date:	November 1, 2021

TRIBUTARY FUNDS, INC (TRUST) On behalf of the Tributary Funds

By:	/s/ Stephen C. Wade

Print Name:	Stephen C. Wade

Title:	President

Date:	1/13/2022

SCHEDULE A

PROSPECTUS DISCLOSURE

Shareholders purchasing Fund shares through a Morgan Stanley Wealth Management brokerage account will be eligible only for the following front-end sales charge waivers with respect to Class A shares, which may differ from and may be more limited than those disclosed elsewhere in this Fund’s Prospectus or SAI.

Front-end Sales Charge Waivers on Class A Shares available at Morgan Stanley Wealth Management

●	Employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans

●	Morgan Stanley employee and employee-related accounts according to MSSB’s account linking rules

●	Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the same fund

●	Shares purchased through a Morgan Stanley self-directed brokerage account

●	Class C (i.e., level-load) shares that are no longer subject to a contingent deferred sales charge and are converted to Class A shares of the same fund pursuant to Morgan Stanley Wealth Management’s share class conversion program

●	Shares purchased from the proceeds of redemptions within the same fund family, provided (i) the repurchase occurs within 90 days’ following the redemption, (ii) the redemption and purchase occur in the same account, and (iii) redeemed shares were subject to a front-end or deferred sales charge.